Exhibit 2.01
This report presents payments made by SLB Limited and its consolidated subsidiaries (“SLB”) to the United States (U.S.) federal government and
non-U.S.
governments for the purpose of the commercial development of minerals during the fiscal year ended December 31, 2025.
Payments
Payments, net of refunds, are disclosed on a cash basis according to the year during which the payment was made (rather than on an accrual basis). Only payments of the types defined within Section 13(g) of the Securities Exchange Act of 1934, as amended, and Rule
13q-1
and Form SD promulgated thereunder (collectively, the “Rules”) and for which SLB made payments during the reporting period are presented.
All payments were made by the Well Construction Division, except for payments relating to the Clayton Valley project, for which payments were made by SLB New Energy, which is included in the “All Other” category in SLB’s segment reporting.
Currency
All payments are reported in U.S. dollars (USD), which is SLB’s reporting currency. Where a payment or series of payments is less than the equivalent of $100,000, such payments have been excluded (in line with the Rules). Payments made in other currencies have been converted into USD by converting the payment at the exchange rate existing at the time the payment was made.
Projects
Payments are grouped into projects, which, in accordance with the Rules, are defined as the combination of the (i) country and major political subnational jurisdiction where the commercial development of the resource is taking place, (ii) type of resource being commercially developed, and (iii) method of extraction. The resources being extracted are all minerals. Countries and political subnational jurisdictions are designated by ISO 3166 country and subdivision codes.

Year ended December 31, 2025 (USD in thousands)
Morocco,
Rabat-Salé-Kénitra
Project Report

	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for Infrastructure Improvements	Community and Social Responsibility Payments Required by Law or Contract	Total
COMABAR (Barite)	360.3	0	0	49.5	0	1,973.3	0	0	2,383.1

2025 Total	360.3	0	0	49.5	0	1,973.3	0	0	$2,383.1

Government Report

	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for Infrastructure Improvements	Community and Social Responsibility Payments Required by Law or Contract	Total
General Tax Administration	360.3	0	0	49.5	0	0	0	0	409.8
Office National des Hydrocarbures et des Mines	0	0	0	0	0	1,973.3	0	0	1,973.3

2025 Total	360.3	0	0	49.5	0	1,973.3	0	0	$2,383.1

All payments made in Moroccan Dirham.
The COMABAR project utilized the open pit method of extraction.

Year ended December 31, 2025 (USD in thousands)
United Kingdom, Scotland, Perth and Kinross
Project Report

	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for Infrastructure Improvements	Community and Social Responsibility Payments Required by Law or Contract	Total
Foss Mine (Barite)	0	71.3	0	0	0	0	0	0	71.3
Duntanlich (Barite)	137.5	0	24.6	0	0	0	0	0	162.1

2025 Total	137.5	71.3	24.6	0	0	0	0	0	$233.4

Government Report

	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for Infrastructure Improvements	Community and Social Responsibility Payments Required by Law or Contract	Total
Forestry Commission of Scotland	0	71.3	0	0	0	0	0	0	71.3
Scottish Environment Protection Agency	0	0	16.1	0	0	0	0	0	16.1
Revenue Scotland LBTT Refund Regs of Scotland Fees & Assignations for leases	(7.3)	0	0	0	0	0	0	0	(7.3)
Health and Safety Executive	0	0	8.5	0	0	0	0	0	8.5
Perth & Kinross Council	144.8	0	0	0	0	0	0	0	144.8

2025 Total	137.5	71.3	24.6	0	0	0	0	0	$233.4

All payments made in pound sterling.
The Foss Mine and Duntanlich projects both utilized the underground mining method of extraction.

Year ended December 31, 2025 (USD in thousands)
United States, Nevada
Project Report

	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for Infrastructure Improvements	Community and Social Responsibility Payments Required by Law or Contract	Total
Big Bird (Barite)	0	0	21.8	0	0	0	0	0	21.8
Greystone Mine (Barite)	0	0	9.0	0	0	0	0	0	9.0
Mountain Springs (Barite)	0	0	12.4	0	0	0	0	0	12.4
Clayton Valley (Lithium)	0	0	245.5	0	0	0	0	0	245.5

2025 Total	0	0	288.7	0	0	0	0	0	$288.7

Government Report

	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for Infrastructure Improvements	Community and Social Responsibility Payments Required by Law or Contract	Total
Bureau of Land Management	0	0	288.7	0	0	0	0	0	288.7

2025 Total	0	0	288.7	0	0	0	0	0	$288.7

All payments made in USD.
The Big Bird, Greystone Mine, and Mountain Springs projects each utilized the open pit method of extraction.
The Clayton Valley project utilizes aquifers to extract lithium from brine. This extraction method differs from the three methods prescribed by the Rules.

Year ended December 31, 2025 (USD in thousands)
Total Government Payments

	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for Infrastructure Improvements	Community and Social Responsibility Payments Required by Law or Contract	Total
2025 Total	497.8	71.3	313.3	49.5	0	1,973.3	0	0	$2,905.2